EXHIBIT 3.6

Incorporated under the name “BELBREW” pursuant to a deed executed by and before the notary public Claude Hollanders de Ouderaen in Leuven on the twenty-first of March nineteen hundred and eighty-eight, published in the annexes to the Belgian Official Gazette of the thirteenth of April of the same year under number 880413-192.

The articles of association have been modified:

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by deed executed by and before the notary public Claude Hollanders de Ouderaen in Leuven, with intervention of Mr André van de Vorst, notary public in Ixelles, on the twenty-ninth of April nineteen hundred and eighty-eight, published in the annexes to the Belgian Official Gazette of the twenty-sixth of May of the same year under number 880526-219;

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and the name was replaced by the name “INTERBREW BELGIUM” pursuant to a deed executed by and before the notary public Claude Hollanders de Ouderaen in Leuven, with intervention of Mr André van de vort, notary public in Ixelles, on the seventeenth of March nineteen hundred and eighty-nine, published in the annexes to the Belgian Official Gazette of the eighteenth of April of the same year under number 890418-279;

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pursuant to a deed executed by and before the notary public Claude Hollanders de Ouderaen in Leuven on the twentieth of March nineteen hundred and ninety-one, published in the annexes to the Belgian Official Gazette of the sixteenth of April of the same year, under number 910416-78;

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pursuant to a deed executed by and before the notary public Claude Hollanders de Ouderaen in Leuven on the thirtieth of June nineteen hundred and ninety-three, published in the annexes to the Belgian Official Gazette of the thirty-first of July of the same year under number 930731-213;

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pursuant to a deed executed by and before the notary public Claude Hollanders de Ouderaen in Leuven on the twenty-third of September nineteen hundred and ninety-four, published in the annexes to the Belgian Official Gazette of the twenty-sixth of October of the same year under number 941026-192;

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pursuant to a deed executed by and before the notary public Claude Hollanders de Ouderaen in Leuven on the twenty-first of September nineteen hundred and ninety-five, published in the annexes to the Belgian Official Gazette of the nineteenth of October of the same year under number 951019-99;

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pursuant to a deed executed by and before the notary public David Hollanders de Ouderaen in Leuven on the twenty-eighth of June nineteen hundred and ninety-nine, published in the annexes to the Belgian Official Gazette, followed by a deed by and before executed by the notary public David Hollanders de Ouderaen in Leuven on the second of September nineteen hundred and ninety-nine, published in the annexes to the Belgian Official Gazette of the first of October of the same year under number 991001-19.

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pursuant to a deed executed by and before the notary public David Hollanders de Ouderaen in Leuven on the twenty-ninth of December two thousand, published in the annexes to the Belgian Official Gazette of the twenty-fifth of January two thousand and one under number 20010125-373.

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pursuant to a deed executed by and before the notary public David Hollanders de Ouderaen in Leuven on the twenty-ninth of June two thousand and one, published in the annexes to the Belgian Official Gazette of the eighteenth of July of the same year under numbers 20010718-1269 and 1270.

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pursuant to a deed executed by and before the notary public David Hollanders de Ouderaen in Leuven on the fifth of February two thousand and four, published by extract in the annexes to the Belgian Official Gazette of the twenty-fifty of February of the same year under numbers 04031721 and 04031722.

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pursuant to a deed executed by and before the notary public David Hollanders de Ouderaen in Leuven on the thirty-first of August two thousand and five, published by extract in the annexes to the Belgian Official Gazette (instrument containing the change of name to “InBev Belgium”) of nineteen of September of the same year under numbers 05130662 and 05130663.

Chapter I - Nature of the company

Article 1 - Name

The company is established in the form of a “société anonyme” (public limited company under Belgian law).

The company’s name is “InBev Belgium”.

Article 2 - Registered Office

The registered office is located in 1070 Brussels ( Anderlecht), at 21 Boulevard Industriel.

It can be transferred to any other location in Belgium by simple decision of the board of directors, which has full authority for this purpose.

By simple decision of the board of directors, the company may establish operational and administrative sites, branches or offices in Belgium or abroad.

Article 3 - Purpose

The purpose of the company is to operate malting plants, to produce and market various beers, beverages and food products, to process and market all the residual and auxiliary products of its industry and trade, regardless of their origin or form, as well as to study, construct or to fully or partially create manufacturing installations for the products mentioned above.

Its purpose is also the purchase, establishment, transformation, sale, rental and subletting, ground lease, concession and operation, in whatever form, of all businesses and all movable and immovable assets and rights.

It may grant credit and any loans, advances and discounts, as well as any securities and guarantees for both the principal amount and for the interests, dividends and costs. It may carry out any exchange, commission and brokerage transactions and obtain, give concession for and exploit any industrial and intellectual property rights as well as any knowledge and techniques, even if they are not patented.

In general it may, alone or in participation, by itself or through third parties, for its personal account or for the account of third parties, carry out any civil, commercial, industrial and financial transactions which may contribute directly or indirectly and completely or partially to the realisation of the company’s purpose.

It may take interests through contribution, merger, subscription or by any other means, in businesses, associations or companies whose purpose is similar, shared or connected or is useful for the direct or the indirect or entire or partial realisation of its economic and social purpose.

It may, as member of the board of directors or of any other similar body, participate in the management of any company or business and provide any services to them.

Article 4 - Duration

The duration of the company is indefinite.

It can be dissolved by decision of the general meeting which deliberates under the conditions and in the manner stipulated for the amendment of the articles of association.

Chapter II - Share Capital

Article 5 - Capital - Nature of the securities

The share capital issued has been established at two hundred and ninety-three million euro (€ 293.000.0000). It has been fully paid up.

It is represented by four million seven hundred and seventeen thousand three hundred and sixty-three (4.717.363) shares, with no specified nominal value. Each of these shares represents one- four million seven hundred and seventeen thousand three hundred and sixty-third part (1/4.717.363th) of the company’s assets.

The shares are registered shares.

The shares can be converted, at the option of the shareholder and at his expense, in bearer shares, provided that the prior consent of the board of directors is obtained.

Every holder of individual shares can, at his expense, exchange his shares for one or several collective share certificates representing several shares.

The shares can by simple decision of the board of directors be converted into subdivided shares that, when united in sufficient number, even if the serial numbers do not succeed each other, grant the same rights as the share.

Article 6 - Authorised capital

The board of directors can be authorised by the general meeting to increase the share capital by a specific amount, in one or several times; it can also be authorised to issue convertible bonds or warrants.

This authorisation is valid for a period of five years after the publication of the resulting amendment to the articles of association in the annexes to the Belgian Official Gazette; it is renewable.

Upon granting this authorisation the general meeting lays down the terms and conditions, formalities and modalities of the increases of capital to be carried out in this context.

Article 7 - Increase of capital - Pre-emption right

The share capital can be increased by the general meeting or by the board of directors within the limits of the authorised capital.

The board of directors is in any case entitled to conclude, under the terms and conditions it determines, all agreements the purpose of which is to ensure the subscription for all or part of the shares to be issued.

The new shares to be issued in cash shall be offered by preference to the shareholders in proportion to the part of the capital represented by their shares, in accordance with articles 592 et seq. of the Code of Companies.

The board of directors can decide that the total or partial non-use by the shareholders of their pre-emption right has as a result that the proportional part of the shareholders who have already exercised their pre-emption right will be increased; the board of directors will also determine the modalities of this subscription.

The general meeting or the board of directors within the limits of the authorised capital can restrict or cancel the pre-emption right in the interest of the company and in accordance with the applicable legal stipulations.

Article 8 - Call for capital

The calls for capital to be made for the shares issued as a result of the increase in the share capital are determined by the board of directors, which determines the time and the amount.

The shareholder who, after a fifteen days’ notice given by registered post, fails to meet this obligation shall pay the company the interests calculated at the legal interest rate increased by two points, starting on the day on which the payment is due.

The board of directors can furthermore, after a second reminder that has remained in vain during one month, deprive the shareholder of his rights and have his securities sold without prejudice to the right to claim the balance due as well as any damages.

The board of directors can authorise the anticipated payment in full of the shares under the conditions which it will determine.

Article 9 - Indivisibility of the shares

The shares are indivisible vis-à-vis the company.

If there are several holders of a share, the company can suspend the exercise of the rights relating to them until one single person is designated as the owner of the share.

Article 10 - Assigns

The rights and obligations connected to a share remain connected to it, regardless of who holds the share.

The creditors or heirs of a shareholder can under no pretext demand the partition or the auction of the goods and securities of the company, nor interfere in any way in its management.

They must, for the exercise of their rights, base themselves on the financial statements and on the deliberations of the general meeting.

Article 11 - Acquisition by the company of its own shares

The company can only acquire its own shares via exchange or purchase, either directly or through the intermediary of a third person, under the conditions contained in the provisions of article 620 of the Code of Companies.

Article 12 - Issue of bonds

The company can issue mortgage or other bonds by decision of the board of directors, which will determine the issue conditions.

The convertible bonds and the warrant bonds as well as the warrants are issued by decision of the general meeting or by decision of the board of directors, within the limits of the authorised capital, in accordance with the applicable legal stipulations.

The right of pre-emptions of the shareholders connected to these bonds or warrants can be exercised, limited or cancelled under the conditions specified by article 7 of the present articles of association relating to the subscription for new shares.

Chapter III - Management - Control

Article 13 - Composition of the board of directors

The company is managed by a board of directors of at least three members who are natural persons or legal entities. They are appointed by the general meeting of shareholders and can be dismissed by it.

If, however, the company has no more than two shareholders, the board of directors may consist of only two members.

In the event that a legal entity is appointed member of the board, this entity will be represented by its permanent representative.

The term of office of the directors is set at six years, unless a shorter term is agreed by the general meeting.

Members of the board can be reappointed.

The mandate of the resigning and not reappointed directors ends immediately after the annual general meeting.

Article 14 - Vacancy

In case of a vacancy of one or several positions of directors, the remaining directors can fill this vacancy provisionally until the next general meeting, which proceeds to the final appointment.

Article 15 - Chairmanship

The board of directors selects a chairman from among its members and may appoint one or more vice-chairmen.

At the proposal of the board of directors, the general meeting may award the former chairmen, vice-chairmen and directors the honorary title of their office. The board may accordingly invite them to participate in its meetings in an advisory capacity.

Article 16 - Meetings

The board of directors meets whenever a meeting is required in the interest of the company or whenever at least two directors request it and this after being convened by and under the chairmanship of its chairman or, should he be unable to do so, the director who has been appointed by his colleagues for this purpose.

The meetings are held at the company’s registered office or at the location indicated in the convening notices.

Article 17 - Deliberation - Decisions

Except in the case of force majeure, war, disturbances and disasters, in which case the board of directors may validly deliberate and decide as long as two board members are present or represented, the board of directors may only validly deliberate if the majority of its members are present or represented.

Each director may give power of attorney to another director to represent him, by ordinary letter as well as by telegram, telex, fax, e-mail or any other means in writing. However, one mandatary may not hold more than one power of attorney.

The decisions are taken by the majority of votes; in the event of a tie, the person chairing the meeting has the casting vote; this stipulation is automatically invalid when the board of directors consists of only two members.

Article 18 - Decisions by written agreement

In exceptional cases, when urgent necessity and the interests of the company require it, the decisions of the board of directors may be taken in writing by unanimous written agreement.

This procedure, however, can not be followed for the approval of the financial statements, nor for the allocation of the authorised capital.

Article 19 - Minutes

The decisions of the board of directors are recorded in minutes which must be signed by no less than the majority of the members who participated in the deliberations.

The copies or extracts of these minutes which must be presented in court or elsewhere, must be signed by one board member.

Article 20 - Powers of the board

The board of directors is authorised to take any action that is useful or necessary for the realisation of the economic and social purpose, with the exception of those reserved by the law or by the articles of association to the general meeting.

Article 21 - External representation - Management board- Powers of attorney

Without prejudice to the general power of representation of the board of directors acting as a governing body and to the exclusive power of representation of the permanent representative mentioned below, the company is represented with respect to third parties and in legal acts, including those in which a public official or a ministerial official assists, as well as in a court of law, as plaintiff or as defendant, by two directors acting jointly.

The board of directors may entrust part of its management powers to an executive committee, in accordance with article 524bis of the Code of Companies. It determines the powers of this committee, regulates its functioning and determines the remuneration of its members which is charged to general expenses.

The board of directors may entrust the daily management of the company as well as the company’s representation with regard to matters of management to one or more persons who may be members of the board of directors or not.

Furthermore, the board of directors, the executive committee and, within the framework of the daily management, those responsible for the management, may entrust one or more persons of their choice with special and well-defined powers.

The special mandataries are authorised to appoint one or more substitutes.

The special mandataries and their substitutes may represent the company in several acts, including those in which a public official or a ministerial official assists.

They need only justify their power of attorney by submitting an extract of the deliberation of the board of directors or of the power of attorney awarded by one or more persons responsible for the daily management, by the executive committee or by the special mandataries.

If the company is appointed director, manager or member of the executive committee of another company, it is represented in this office by its permanent representative, who is appointed by the board of directors.

Article 22 - Supervision

The supervision of the financial situation, the financial statements and the regularity, with regard to the Code of Companies and the articles of association, of the operations reflected in the financial statements, is entrusted to one or several auditors, who may be natural persons or legal entities and who are appointed by the general meeting.

The auditors are appointed for a renewable period of three years.

The office of resigning auditors, the term of office of whom has not been renewed, is terminated immediately after the annual general meeting.

Article 23 - Allowances - Fees

The general meeting can grant the members of the board of directors fixed allowances, attendance fees or profit sharing bonuses on the operating results, which will be charged to general expenses, in addition to the reimbursement of their expenses.

The board of directors can also grant the directors entrusted with special positions or tasks, special allowances, which will be charged to general expenses.

The fees of the auditor(s) consist of a fixed amount determined at the beginning of their term of office by the general meeting; they cannot be changed without the consent of the parties.

Chapter IV - General meetings

Article 24 - Powers

The regularly constituted general meeting represents all shareholders.

It has the powers which are assigned to it by law and by the articles of association.

Article 25 - Meetings

The general meetings are held at the company’s registered office or at the location specified in the convening notices.

Article 26 - Annual general meeting

The annual general meeting is held on the third Thursday of the month of May, at 3:00 p.m. or if that day is a public holiday, on the next working day not including Saturday.

This meeting examines the annual report and the auditor report, discusses the financial statements, decides on the reappointment or replacement of the resigning or outgoing directors or auditors(s), decides on the discharge to be granted to them, and deliberates on all other items which are placed on the agenda.

Article 27 - Special or extraordinary general meeting

A special or extraordinary general meeting can be convened whenever required in the interest of the company. Such a meeting must be convened at the request of the shareholders representing together one fifth of the share capital.

Article 28 - Attendance at general meetings

General meetings are convened in accordance with the applicable legal stipulations.

In order to be allowed to attend the meeting the holders of registered shares must at the latest five days before the meeting have informed the board of directors in writing of the number of securities for which they intend to participate in the vote, and the holders of bearer shares must have deposited their securities at the registered office or at one of the establishments designated in the convening notices within the same period of time.

Article 29 - Representation

Every shareholder can give another shareholder the power to represent him.

However, underage children, persons under judicial disability and other incapable persons as well as legal entities can be represented by a mandatary who is not a shareholder; a shareholder can also be represented by his/her spouse who is not a shareholder.

Co-owners as well as creditors and pledgors must be represented by one and the same person. Holders of the bare ownership of shares will represent the holders of the usufruct, unless agreed or stipulated otherwise in the legal instrument establishing the usufruct.

Article 30 - Voting method - Vote by correspondence

Votes take place by show of hands or by roll call. However, all votes, including the election of directors, will take place by means of a secret ballot if so requested by two shareholders.

Any shareholder can vote by correspondence at any general meeting by means of a form containing (i) the name and the address or the registered office of the shareholder, (ii) the number of securities for which he participates in the vote and (iii) the indication, for each item of the agenda, of the way in which he wishes to vote or of his decision to abstain from voting.

The stipulations of article 28 of the present articles of association are applicable to the vote by correspondence.

Article 31 - Officers

All general meetings are chaired by the chairman of the board of directors or, in his absence, by the director designated for that purpose by the other directors.

The chairman designates the secretary, who need not be a member of the general meeting.

The assembly elects two vote counters from among the shareholders.

Article 32 - Deliberations

The general meeting only deliberates and decides on the items listed on the agenda, unless all shareholders are present or represented and unanimously agree to deliberate and decide on new items.

Unless in the cases provided for by law, the meeting decides validly regardless of the number of shares represented, and the decisions are taken by a majority of votes, whereby the votes of the abstaining shareholders are not counted.

Each share gives the right to one vote.

In case of elections, if none of the candidates acquires an absolute majority, a second vote takes place between the two candidates who acquired the largest number of votes. In case of an equality of votes after that second vote, the oldest of the candidates is elected.

The shareholders can unanimously take all decisions that fall within the powers of the general meeting in writing, with the exception of the decisions which must be recorded in an authentic deed.

Article 33 - Minutes

The minutes are signed by the officers as well as by the shareholders who request to do so.

The copies or extracts of the minutes which must be presented in court or elsewhere are signed by a director.

Article 34 - Adjournements

Without prejudice to the right of adjournement provided for in article 555 of the Code of Companies, the board of directors can adjourn by three weeks the deliberations of any ordinary, special or extraordinary general meeting with regard to all or part of the agenda.

Such adjournement cancels all decisions taken.

Securities can again be deposited with a view to the second meeting.

Chapter V - Holders of bonds and warrants

Article 35 - Right to attend general meetings

The holders of bonds or warrants are entitled to attend the general meeting of shareholders, but only have an advisory vote.

In order to attend the meetings they will have to comply, mutatis mutandis, with the provisions of articles 28 and 29 of the present articles of association.

Article 36 - Officers

The general meetings of bondholders take place in accordance with the provisions of articles 569 et seq. of the Code of Companies.

The provisional officers of the bondholders’ meetings are the ones referred to in article 31 of the present articles of association.

The meeting itself elects the final officers.

Chapter VI - Inventory and annual accounts

Article 37 - Company documents

The financial year begins on the first of January and ends on the thirty-first of December of each year.

At the end of the financial year, the board of directors draws up an inventory as well as the financial statements.

Article 38 - Appropriation of the net profits

The annual net profits of the company are determined in accordance with the relevant legal stipulations and regulations.

Initially, at least five per cent of the net profits are used to constitute the legal reserve; this deduction ceases to be obligatory as soon as the reserve fund equals one tenth of the share capital.

The balance is put at the disposal of the general meeting, which determines its appropriation on the proposal of the board of directors.

Article 39 - Payment of dividends - Interim dividends

Dividends are paid every year at the time and place determined by the board of directors.

The board of directors may decide on the payment of interim dividends; this payment can only be made by means of the profits of the current financial year, possibly decreased by the loss carried forward or increased by the profit carried forward. The use of reserves constituted or to be constituted pursuant to a legal provision or a stipulation of the present articles of association is not allowed.

Chapter VII - Dissolution - Liquidation

Article 40 - Dissolution

In case of dissolution of the company, the liquidation takes place in accordance with the procedure indicated by the general meeting, which appoints the liquidators.

The general meeting has the most extensive rights to determine the powers of the liquidators and their fees and to grant them discharge, even in the course of the liquidation.

The copies or extracts of the reports of the deliberations which are to be presented in court or elsewhere are validly signed by the liquidators or by one among them.

Article 41 - Distribution

After the settlement of the liabilities the balance of the assets will be distributed in equal parts among all shares, provided that they have all been paid up to the same extent.

Chapter VIII - Various stipulations

Article 42 - Election of domicile

Every shareholder, director, bond holder, auditor or liquidator of the company who is not a resident of Belgium has the obligation to elect a domicile in Belgium. If he fails to do so, he will be considered having elected domicile at the registered office, where all announcements, writs, summons and legal notifications will be validly sent to him.

Article 43 - Composition of the capital

Upon incorporation of the company on the twenty-first of March nineteen hundred and eighty-eight the share capital amounted to 5,000,000 (five million) Belgian francs, represented by 5,000 (five thousand) shares without indication of nominal value; these shares were subscribed for in cash and fully paid up.

By decision of the extraordinary general meeting of the twenty-ninth of April nineteen hundred and eighty-eight the capital was brought to 1,120,778,000 (one billion one hundred and twenty million seven hundred and seventy-eight thousand) Belgian francs by means of an increase by 1,115,778,000 (one billion one hundred and fifty million seven hundred and seventy-eight thousand) Belgian francs by way of compensation for several contributions in kind, with creation of 1,115,778 (one million one hundred and fifteen thousand seven hundred and seventy-eight) shares, fully paid up.

Following the extraordinary general meeting of the seventeenth of March nineteen hundred and eighty-nine the capital was decreased from 1,120,778,000 (one billion one hundred and twenty million seven hundred and seventy-eight thousand) Belgian francs to 560,389,000 (five hundred and sixty million three hundred and eighty-nine thousand) Belgian francs, without settlement of losses, by means of transfer of an amount equivalent to an unavailable reserve account, in order to reduce the accounting par value of the shares of the company with a view to the realisation of division and merger transactions.

The same meeting then brought the capital to 5,000,000,000 (five billion) Belgian francs, partly by means of an increase by 1,143,697,000 (one billion one hundred and forty-three million six hundred and ninety-seven thousand) Belgian francs by way of compensation for several contributions in kind, with creation of 2,287,394 (two million two hundred and eighty-seven thousand three hundred and ninety-four) shares, fully paid up, and partly by means of a withdrawal from the unavailable issue premium account of an amount of 3,295,914,000 (three billion two hundred and ninety-five million nine hundred and fourteen) Belgian francs.

Following the decisions taken by the extraordinary general meeting of the twentieth of March nineteen hundred and ninety-one the capital was brought to 5,002,500,000 (five billion two million five hundred thousand) Belgian francs, partly by means of an increase by 2,422,200 (two million four hundred and twenty-two thousand two hundred) Belgian francs by way of compensation for a contribution in kind through a merger, with creation of 1,650 (one thousand six hundred and fifty) shares, fully paid up, and partly by means of a withdrawal from the unavailable issue premium account of an amount of 77,800 (seventy-seven thousand eight hundred) Belgian francs.

Following the extraordinary general meeting of the thirtieth of June nineteen hundred and ninety-three the capital was brought to 5,100,000,000 (five billion one hundred million) Belgian francs, partly by means of an increase by 96,864,512 (ninety-six million eight hundred and sixty-four thousand five hundred and twelve) Belgian france by way of compensation for a contribution in kind through a merger, with creation of 65,984 (sixty-five thousand nine hundred and eighty-four) shares, fully paid up, and partly by means of a withdrawal from the unavailable issue premium account of an amount of 635,488 (six hundred and thirty-five thousand four hundred and eighty-eight) Belgian francs.

Following a decision of the general meeting of the twenty-eighth of June nineteen hundred and ninety-nine the share capital was brought to 11,755,680,000 (eleven billion seven hundred and fifty-five million six hundred and eighty thousand) Belgian francs, following a merger, by means of the creation of 1,188,176 (one million one hundred and eighty-eight thousand one hundred and seventy-six) new shares, fully paid up, without indication of nominal value.

Following a decision of the general meeting of the twenty-ninth of December two thousand the share capital was brought to eleven billion eight hundred and nine million and sixty-one thousand (11,809,061,000) Belgian francs, following a merger, by means of the creation of fifty-three thousand three hundred and eighty-one (53,381) new shares, fully paid up, without indication of nominal value.

By decision of the extraordinary general meeting of the twenty-ninth of June two thousand and one, the share capital was brought to eleven billion eight hundred and nineteen million five hundred and ninety thousand seven hundred Belgian francs (11,819,590,700 BEF), by incorporation of available reserves for an amount of ten million five hundred and twenty-nine thousand seven hundred Belgian francs (10,529,700 BEF), without creation of shares; the capital was subsequently converted into euros, i.e. two hundred and ninety-three million euros (293,000,000 EUR).